RESTATED BYLAWS
OF
ADC TELECOMMUNICATIONS, INC.
(December 9, 2008)

ARTICLE I.

OFFICES, CORPORATE SEAL

Section 1.01. Registered Office. The registered office of the corporation in Minnesota shall be that set forth in the Articles of Incorporation or in the most recent amendment or restatement of the Articles of Incorporation or resolution of the board of directors of the corporation (the “Board”) filed with the Secretary of State of Minnesota changing the registered office.

Section 1.02. Other Offices. The corporation may have such other offices, within or without the State of Minnesota, as the Board shall, from time to time, determine.

Section 1.03. Corporate Seal. The corporate seal shall be circular in form and shall have inscribed thereon the name of the corporation and the word “Minnesota” and the words “Corporate Seal.”

ARTICLE II.

MEETINGS OF SHAREHOLDERS

Section 2.01. Place and Time of Meetings. Except as provided otherwise by Minnesota Statutes Chapter 302A, meetings of the shareholders may be held at any place, within or without the State of Minnesota, as may from time to time be designated by the Board and, in the absence of such designation, shall be held at the registered office of the corporation in the State of Minnesota. The Board shall designate the time of day of each meeting and, in the absence of such designation, every meeting of the shareholders shall be held at ten o’clock a.m.

Section 2.02. Regular Meetings.

(a) A regular meeting of the shareholders shall be held on such date as the Board of Directors shall by resolution establish.

(b) At a regular meeting the shareholders, voting as provided in the Articles of Incorporation and these Bylaws, shall designate the number of directors to constitute the Board (subject to the authority of the Board thereafter to increase or decrease the number of directors as permitted by the Minnesota Statutes, the Articles of Incorporation, and these Bylaws), shall elect qualified successors for directors who serve for an indefinite term or whose terms have expired or are due to expire within six months after the date of the meeting and shall transact such other business as may properly come before them.

(c) Only business, proposals, or director nominations made by shareholders (each a “Proposal”) in accordance with the following procedures shall be considered at a regular meeting of the shareholders. For a Proposal to be properly brought by a shareholder at a regular meeting, the shareholder must give written notice to the Chief Executive Officer, Chief Financial Officer or Secretary of the corporation and that notice must be received (i) in the case of a Proposal submitted for inclusion in the corporation’s proxy statement and form of proxy pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the deadline for Proposals submitted under that rule or (ii) in the case of all other Proposals not later than the 60th day prior to the anniversary date of the immediately preceding annual meeting of shareholders. Each such notice shall set forth (i) the name and address of the shareholder who intends to make the Proposal specified in such notice; (ii) a representation that the shareholder is a holder of stock of the corporation entitled to vote at the regular meeting and intends to appear in person or by proxy at such regular meeting to make such Proposal; (iii) the number of shares of stock of the corporation owned beneficially or of record by that shareholder or any affiliate of that shareholder and any other direct or indirect positions, agreements, or understandings to which that shareholder or any affiliate of that shareholder is a party (including hedged positions, short positions, options, derivatives, convertible securities, and any other stock appreciation or voting interests) which provide the opportunity to profit or share in any profit derived from any increase or decrease in the value of the stock of the corporation (iv) a complete description of such Proposal and the reasons for making the Proposal at the regular meeting, and if the Proposal includes one or more director nominations, the information set forth in Section 2.02(d) below; (v) a description of any material interest of the shareholder in the Proposal; and (vi) such other information that would be required to be included in a proxy statement filed by the corporation pursuant to the proxy rules of the Securities Exchange Commission with respect to the Proposal and the proponent thereof. No Proposals will be voted upon or acknowledged at a regular meeting of the shareholders except for Proposals brought in full and complete accordance with the procedures set forth above.

(d) If a Proposal includes one or more director nominations, in addition to the information set forth in Section 2.02(c) above, the shareholder making such Proposal shall set forth in the notice (i) the name, age, business address, and personal address of the person being nominated; (ii) the principal occupation of the person being nominated; (iii) the number of shares of stock in the corporation beneficially owned by the person being nominated; (iv) a description of all arrangements, understandings or material relationships between the shareholder and the person being nominated; and (v) any other information relating to the person being nominated that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including, without limitation, that person’s written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected and a completed questionnaire concerning that person’s business experience, beneficial ownership, relationships and transactions with the corporation, independence and other matters typically contained in the corporation’s directors and officers questionnaire).

Section 2.03. Special Meetings. Special meetings of the shareholders may be held at any time and for any proper purpose and may be called by the Chairman of the Board, the Independent Lead Director (if any), the Chief Executive Officer, any two directors or a shareholder or shareholders holding 10% or more of the voting power of all shares entitled to vote, except that a special meeting called by a shareholder or shareholders for the purpose of considering any action to directly or indirectly facilitate or effect a business combination, including any action to change or otherwise affect the composition of the Board for that purpose, must be called by a shareholder or shareholders holding 25% or more of the voting power of all shares entitled to vote. A shareholder or shareholders holding the requisite percentage of the voting power may demand a special meeting of the shareholders by giving written notice to the Chief Executive Officer or Chief Financial Officer of the corporation containing the information set forth in Sections 2.02(c) and 2.02(d) above, as applicable. Within 30 days after receipt of such a demand by one of those officers, the Board shall cause a special meeting of shareholders to be called and held on notice no later than 90 days after receipt of the demand, at the expense of the corporation. Special meetings shall be held on the date and at the time and place fixed by the Chairman of the Board, the Independent Lead Director (if any), the Chief Executive Officer, or the Board, except that a special meeting called by or at demand of a shareholder or shareholders shall be held in the county where the principal executive office of the corporation is located. The business transacted at a special meeting shall be limited to the business stated in the notice of the meeting.

Section 2.04. Quorum, Adjourned Meetings. The holders of a majority of the shares entitled to vote shall constitute a quorum for the transaction of business at any regular or special meeting. In case a quorum shall not be present at a meeting, those present may adjourn the meeting to such day as they shall, by majority vote, agree upon, and a notice of such adjournment and the date and time at which such meeting shall be reconvened shall be sent to each shareholder entitled to vote at least five (5) days before such adjourned meeting. If a quorum is present, a meeting may be adjourned from time to time without notice other than announcement at the meeting. At adjourned meetings at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally noticed. If a quorum is present, the shareholders may continue to transact business until adjournment notwithstanding the withdrawal of enough shareholders to leave less than a quorum.

Section 2.05. Voting. At each meeting of the shareholders every shareholder having the right to vote shall be entitled to vote either in person or by proxy. Each shareholder, unless the Articles of Incorporation or statute provide otherwise, shall have one vote for each share held. Jointly owned shares may be voted by any joint owner unless the corporation receives written notice from any one of them denying the authority of that person to vote those shares. Upon demand of any shareholder, the vote upon any question before the meeting shall be by ballot. All questions shall be decided by a majority vote of the number of shares entitled to vote and represented at the meeting at the time of the vote except if otherwise required by statute, the Articles of Incorporation, or these Bylaws.

Section 2.06. Closing of Books. The Board may fix a time, not exceeding 60 days preceding the date of any meeting of shareholders, as a record date for the determination of the shareholders entitled to notice of, and to vote at, such meeting, notwithstanding any transfer of shares on the books of the corporation after any record date so fixed. The Board may close the books of the corporation against the transfer of shares during the whole or any part of such period. If the Board fails to fix a record date for determination of the shareholders entitled to notice of, and to vote at, any meeting of shareholders, the record date shall be the 20th day preceding the date of such meeting.

Section 2.07. Notice of Meetings.

(a) Except as provided in Section 2.07(b), there shall be sent (in any manner permitted under the Minnesota Statutes) to each shareholder shown by the books of the corporation to be a holder of record of voting shares, a notice setting out the time and place of each regular meeting and each special meeting, which notice shall be sent at least ten days but not more than 60 days prior thereto; except that notice of a meeting at which an agreement of merger or exchange is to be considered shall be sent to all shareholders of record, whether entitled to vote or not, at least fourteen days prior thereto. Every notice of any special meeting called pursuant to Section 2.03 hereof shall state the purpose or purposes for which the meeting has been called, and the business transacted at all special meetings shall be confined to the purpose stated in the notice.

(b) The notice required by Section 2.07(a) need not be given when the meeting is an adjourned meeting and the date, time and place of the meeting were announced at the time of adjournment.

Section 2.08. Waiver of Notice. Notice of any regular or special meeting may be waived by any shareholder either before, at or after such meeting orally or in a writing signed by such shareholder or a representative entitled to vote the shares of such shareholder. A shareholder, by his or her attendance at any meeting of shareholders, shall be deemed to have waived notice of such meeting, except where the shareholder objects at the beginning of the meeting to the transaction of business because the item may not lawfully be considered at that meeting and does not participate in the consideration of the item at that meeting.

Section 2.09. Written Action. Any action which might be taken at a meeting of the shareholders may be taken without a meeting if done in writing and signed by all of the shareholders entitled to vote on that action.

Section 2.10. Rules of Conduct. The Board may adopt rules or procedures for the conduct of any meeting of the shareholders as it deems appropriate. Except to the extent inconsistent with any applicable rules or procedures adopted by the Board, the chairperson of any meeting may adopt rules and procedures for the meeting and take other actions with respect to the conduct of the meeting as the chairperson deems appropriate. The rules and procedures may include, without limitation, rules and procedures that (i) establish an agenda or order of business; (ii) are intended to maintain order and safety at the meeting; (iii) restrict entry to the meeting after the time fixed for its commencement; and (iv) limit the time allotted for shareholder questions or comments.

Section 2.11. Chairperson. The Chairman of the Board or the Independent Lead Director shall preside over each regular or special meeting of the shareholders, and in their absence, the chairperson for the given shareholder meeting will be designated by the Board.

Section 2.12. Remote Communication for Shareholder Meetings. The Board may determine that a regular or special meeting of the shareholders may be held solely by means of remote communication or that shareholders or proxy holders may participate in a regular or special meeting of shareholders held at a designated place by means of remote communication.

ARTICLE III. DIRECTORS

Section 3.01. General Powers. The business and affairs of the corporation shall be managed by or under the direction of the Board, except as otherwise permitted by statute.

Section 3.02. Board Meetings. Meetings of the Board may be held from time to time at such time and place within or without the State of Minnesota as may be designated in the notice of such meeting.

Section 3.03. Calling Meetings; Notice. Meetings of the Board may be called by either the Chairman of the Board or the Independent Lead Director (if any) by giving at least 24-hours notice, or by any other director by giving at least five days notice, of the date, time and place thereof, to each director by mail, telephone, email or in person.

Section 3.04. Waiver of Notice. Notice of any meeting of the Board may be waived by any director either before, at, or after such meeting orally or in a writing signed by such director. A director, by his or her attendance at any meeting of the Board, shall be deemed to have waived notice of such meeting, except where the director objects at the beginning of the meeting to the transaction of business because the meeting is not lawfully called or convened and does not participate thereafter in the meeting.

Section 3.05. Quorum. A majority of the directors holding office immediately prior to a meeting of the Board shall constitute a quorum for the transaction of business at such meeting.

Section 3.06. Absent Directors. A director may give advance written consent or opposition to a proposal to be acted on at a meeting of the Board. If such director is not present at the meeting, consent or opposition to a proposal does not constitute presence for purpose of determining the existence of a quorum, but consent or opposition shall be counted as a vote in favor of or against the proposal and shall be entered in the minutes or other record of action at the meeting, if the proposal acted on at the meeting is substantially the same or has substantially the same effect as the proposal to which the director has consented or objected.

Section 3.07. Conference Communications. Any or all directors may participate in any meeting of the Board, or of any duly constituted committee thereof, by any means of communication through which the directors may simultaneously hear each other during such meeting. For the purposes of establishing a quorum and taking any action at the meeting, such directors participating pursuant to this Section 3.07 shall be deemed present in person at the meeting, and the place of the meeting shall be the place of origination of the conference communication.

Section 3.08. Vacancies; Newly Created Directorships. Vacancies on the Board occurring by reason of death, resignation, removal or disqualification shall be filled for the unexpired term by a majority of the remaining directors of the Board although less than a quorum; newly created directorships resulting from an increase in the authorized number of directors by action of the Board may be filled by a majority vote of the directors serving at the time of such increase; and each director elected pursuant to this Section 3.08 shall be a director until such director’s successor is elected by the shareholders at their next regular or special meeting.

Section 3.09. Chairman of the Board. The Chairman of the Board shall preside at all meetings of the directors and shall have such other duties, as may be prescribed, from time to time, by the Board.

Section 3.10. Independent Lead Director. The independent directors of the corporation (as the term “independent” is defined under NASDAQ rules) may appoint an Independent Lead Director when the Chairman of the Board is also an officer of the corporation. The Independent Lead Director presides at all meetings of the Board when the Chairman of the Board is not present, including executive sessions of the independent directors. The Independent Lead Director provides general leadership for the independent directors and shall perform other duties as requested by the Board from time to time.

Section 3.11. Committees. The Board may establish committees having the authority of the Board in the management of the business of the corporation to the extent provided in the resolution. A committee shall consist of one or more persons, who need not be directors. Except as set forth in the Minnesota Statutes, each committee shall be subject to the direction and control of, and vacancies in the membership thereof shall be filled by, the Board. A majority of the members of the committee present at a meeting is a quorum for the transaction of business, unless a larger or smaller proportion or number is provided in the resolution approved by the Board.

Section 3.12. Written Action. Any action which might be taken at a meeting of the Board, or any duly constituted committee thereof, may be taken without a meeting if done in writing and signed by all of the directors or committee members, unless the Articles of Incorporation provide otherwise and the action need not be approved by the shareholders.

Section 3.13. Compensation. Directors who are not salaried officers of this corporation shall be compensated for their service to the corporation as determined, from time to time, by resolution of the Board. Director compensation may be in the form of cash or equity compensation. The Board may reimburse directors for their expenses incurred in connection with their service as a director of the corporation. Nothing contained herein shall be construed to preclude any director from serving this corporation in any other capacity and receiving proper compensation therefor.

ARTICLE IV.

OFFICERS

Section 4.01. Number. The officers of the corporation shall consist of a Chief Executive Officer, a Chief Financial Officer, and such other officers as may, from time to time, be appointed by the Board. Any number of offices may be held by the same person.

Section 4.02. Term of Office and Qualifications. Each officer shall hold office until his or her successor has been appointed, unless a different term is specified in the resolution appointing the officer, or until his or her earlier death, resignation or removal.

Section 4.03. Chief Executive Officer. Unless provided otherwise by a resolution adopted by the Board, the Chief Executive Officer (a) shall have general active management of the business of the corporation; (b) shall see that all orders and resolutions of the Board are carried into effect; (c) shall sign and deliver in the name of the corporation any contracts or other instruments pertaining to the business of the corporation except in cases in which the authority to sign and deliver is required by law to be exercised by another person or is expressly delegated by these Bylaws or the Board to some other officer or agent of the corporation; (d) may maintain records of and certify proceedings of the Board and shareholders; and (e) shall perform such other duties as may from time to time be assigned to him or her by the Board. Unless otherwise determined by the Board, the Chief Executive Officer will also be the President of the corporation.

Section 4.04. Chief Operating Officer. The Chief Operating Officer, if one is appointed by the Board, shall be responsible for the management of all of the operations of the corporation’s business and shall have such other authority and duties as the Board or the Chief Executive Officer from time to time may prescribe. He or she shall report to the Chief Executive Officer. Unless the Board provides otherwise, he or she may also execute and deliver in the name of the corporation any contracts or other instruments pertaining to the business of the corporation which could be executed by the Chief Executive Officer.

Section 4.05. Chief Financial Officer. The Chief Financial Officer shall keep accurate financial records for the corporation and shall perform such other duties and have such powers as may be prescribed by the Board or the Chief Executive Officer from time to time.

Section 4.06. Vice Presidents. The Board may appoint one or more Vice Presidents, who shall have such designations and powers and shall perform such duties as assigned by the Board or by the Chief Executive Officer. In the event of the absence or disability of the Chief Executive Officer, the Vice Presidents shall succeed to his or her power and duties in the order designated by the Board.

Section 4.07. Secretary. The Secretary, if any, shall be secretary of and shall attend all meetings of the shareholders and the Board and shall record all proceedings of such meetings in the minute book of the corporation. The Secretary shall perform such other duties and have such powers as may, from time to time, be assigned by the Board or by the Chief Executive Officer.

Section 4.08. Treasurer. The Treasurer, if any, shall have those powers and duties as may, from time to time, be assigned by the Board or the Chief Executive Officer.

Section 4.09. Removal and Vacancies. Any officer may be removed from his or her office by the Board at any time, with or without cause.

Section 4.10. Compensation. The officers of this corporation shall receive such compensation for their services as may be determined by or in accordance with resolutions of the Board or a designated committee of the Board.

ARTICLE V.

SHARES AND THEIR TRANSFER

Section 5.01. Shares Uncertificated. Except as otherwise provided by the Board, all shares of the corporation shall be uncertificated shares beginning on May 9, 2005. Notwithstanding the foregoing, shares represented by a certificate issued prior to May 9, 2005, shall be certificated shares until such certificate is surrendered to this corporation.

Section 5.02. Issuance of Shares. The Board is authorized to cause to be issued shares of the corporation up to the full amount authorized by the Articles of Incorporation in such amounts as may be determined by the Board and as may be permitted by law. No shares shall be allotted except in consideration of cash or other property, tangible or intangible, received or to be received by the corporation, of services rendered or to be rendered to the corporation, or of an amount transferred from surplus to stated capital upon a share dividend. At the time of such allotment of shares, the Board shall state, by resolution, their determination of the fair value to the corporation in monetary terms of any consideration other than cash for which shares are allotted.

Section 5.03. Transfer of Shares. Transfer of shares on the books of the corporation may be authorized only by the holder of such shares, or such shareholder’s legal representative, or the shareholder’s duly authorized attorney-in-fact. The corporation may treat as the absolute owner of shares of the corporation the person or persons in whose name shares are registered on the books of the corporation.

Section 5.04. Loss of Certificates. Except as otherwise provided by the Minnesota Statutes, any shareholder claiming a certificate for shares to be lost, stolen or destroyed shall make an affidavit of that fact in such form as the Board shall require and shall, if the Board so requires, give the corporation a bond of indemnity in form, in an amount, and with one or more sureties satisfactory to the Board, to indemnify the corporation against any claim which may be made against it on account of the reissue of such certificate, whereupon that shareholder may be listed as holding uncertificated shares in the same number as those represented by the lost, stolen, or destroyed certificate.

ARTICLE VI.
DIVIDENDS, RECORD DATE

Section 6.01. Dividends. Subject to the provisions of the Articles of Incorporation, these Bylaws, and applicable law, the Board may declare dividends whenever, and in such amounts as it deems advisable.

Section 6.02. Record Date. Subject to any provisions of the Articles of Incorporation, the Board may fix a date not exceeding 120 days preceding the date fixed for the payment of any dividend as the record date for the determination of the shareholders entitled to receive payment of the dividend and, in such case, only shareholders of record on the date so fixed shall be entitled to receive payment of such dividend notwithstanding any transfer of shares on the books of the corporation after the record date. The Board may close the books of the corporation against the transfer of shares during the whole or any part of such period.

ARTICLE VII.

BOOKS AND RECORDS, FISCAL YEAR

Section 7.01. Share Register. The Board shall cause to be kept at its principal executive office, or at another place or places within the United States determined by the Board:

(1) a share register not more than one year old, containing the names and addresses of the shareholders and the number and classes of shares held by each shareholder; and

(2) a record of the dates on which certificates or transaction statements representing             shares were issued.

Section 7.02. Other Books and Records. The Board shall cause to be kept at its principal executive office, or if its principal executive office is not in Minnesota, shall make available at its registered office within ten days after receipt by an officer of the corporation of a written demand for them made by a shareholder or other person authorized by Minnesota Statutes, originals or copies of:

(1) records of all proceedings of shareholders for the last three years;

(2) records of all proceedings of the Board for the last three years;

(3) the corporation’s Articles of Incorporation and all amendments currently in effect;

(4) these Bylaws and all amendments currently in effect;

(5) financial statements required by Minnesota Statutes and the financial statements for the most recent interim period prepared in the course of the operation of the corporation for distribution to the shareholders or to a governmental agency as a matter of public record;

(6) reports made to shareholders generally within the last three years;

(7) a statement of the names and usual business addresses of its directors and principal officers; and

(8) any shareholder voting or control agreements of which the corporation is aware.

Section 7.03. Audit. The Board shall cause the records and books of account of the corporation to be audited at such times as it may deem necessary or appropriate.

Section 7.04. Fiscal Year. The fiscal year of the corporation shall be determined by the Board.

ARTICLE VIII.

LOANS, GUARANTEES, SURETYSHIP

Section 8.01. The corporation may lend money to, guarantee an obligation of or become a surety for, or otherwise financially assist a person if the transaction, or a class of transactions to which the transaction belongs, is approved by the Board and:

(1) is in the usual and regular course of business of the corporation;

(2) is with, or for the benefit of, a related corporation, an organization in which the corporation has a financial interest, an organization with which the corporation has a business relationship, or an organization to which the corporation has the power to make donations;

(3) is with, or for the benefit of, an officer or other employee of the corporation or a subsidiary, including an officer or employee who is a director of the corporation or a subsidiary, and may reasonably be expected in the judgment of the Board, to benefit the corporation; or

(4) has been approved by the affirmative vote of the holders of two-thirds of the outstanding shares.

The loan, guarantee or other financial assistance may be with or without interest, and may be unsecured, or may be secured in the manner as the Board may approve, including, without limitation, a pledge of or other security interest in shares of the corporation.

ARTICLE IX.
INDEMNIFICATION OF CERTAIN PERSONS

Section 9.01. The corporation shall indemnify such persons, for such expenses and liabilities, in such manner, under such circumstances, and to such extent as permitted by Minnesota Statutes Section 302A.521, as now enacted or hereafter amended.

ARTICLE X.
AMENDMENTS

Section 10.01. These Bylaws may be amended or altered the Board at any meeting provided that notice of such proposed amendment shall have been given in the notice given to the directors of such meeting. Such authority in the Board is subject to the power of the shareholders to change or repeal such Bylaws by a majority vote of the shareholders present or represented at any regular or special meeting of shareholders called for such purpose, and the Board shall not make or alter any Bylaws fixing a quorum for meetings of shareholders, prescribing procedures for removing directors or filling vacancies in the Board, or fixing the number of directors or their classifications, qualifications, or terms of office, except that the Board may adopt or amend any Bylaw to increase their number.

ARTICLE XI.

SECURITIES OF OTHER CORPORATIONS

Section 11.01. Voting Securities Held by the Corporation. Unless otherwise ordered by the Board, the Chief Executive Officer shall have full power and authority on behalf of the corporation (a) to attend any meeting of security holders of other corporations in which the corporation may hold securities and to vote such securities on behalf of this corporation; (b) to execute any proxy for such meeting on behalf of the corporation; or (c) to execute a written action in lieu of a meeting of such other corporation on behalf of this corporation. At such meeting, the Chief Executive Officer shall possess and may exercise any and all rights and powers incident to the ownership of such securities that the corporation possesses. The Board may, from time to time, grant such power and authority to one or more other persons and may remove such power and authority from the Chief Executive Officer to the extent granted to such other person or persons.

Section 11.02. Purchase and Sale of Securities. Unless otherwise ordered by the Board, the Chief Executive Officer shall have full power and authority on behalf of the corporation to purchase, sell, transfer or encumber any and all securities of any other corporation owned by the corporation, and may execute and deliver such documents as may be necessary to effectuate such purchase, sale, transfer or encumbrance. The Board may, from time to time, confer like powers upon any person or persons.